Exhibit 99.1

CONNETICS’ NEW DRUG APPLICATION FOR VELAC®
HAS BEEN ACCEPTED FOR FILING BY THE FDA

PALO ALTO, Calif. (October 25, 2004) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company focused on dermatology, today announced that the U.S. Food and Drug Administration has accepted for filing the Company’s New Drug Application for Velac, as of August 23, 2004, with a user fee goal date of June 25, 2005.

Velac is an investigational new drug that combines clindamycin 1% and tretinoin 0.025% in a gel formulation as a potential new topical treatment for acne. In March, Connetics announced positive results from its Phase III clinical trials with Velac versus clindamycin gel and tretinoin gel for the treatment of acne.

The topical prescription acne category is one of the largest segments in the U.S. dermatology market, and is estimated to exceed $1.2 billion annually. Approximately 17 million people in the U.S. have acne resulting in approximately 5.5 million office visits per year.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, and Soriatane® (acitretin) capsules. In October 2004, Connetics received approval for Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Extina®, a foam formulation of the antifungal drug ketoconazole, and Velac®, a combination of clindamycin and tretinoin for treating acne. Our product formulations aim to improve the management of dermatological diseases and provide significant product differentiation, and in our marketed products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Contacts:
Patrick O’Brien Director, Investor Relations (650) 739-2950 pobrien@connetics.com	Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

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